Exhibit 10.7

[***] Indicates confidential treatment requested pursuant to Rule 406 of the Securities Act and Rule 24b-2 of the Exchange Act.

DocuSign Envelope ID: 50A62475-BC0E-43A7-8988-6DB5B570A08E

12/21/2023

THIS GOLD RESELLER AGREEMENT ("**this Agreement**") is made as of the day of December 2023 ("**Effective Date**") between:

Yahoo: **Yahoo! Hong Kong Limited** whose registered office is situated at Suite 2707-13, 27/F Devon House, Taikoo Place, 979 King's Road, Quarry Bay, Hong Kong; and

Reseller: **Mediaon Limited** 美迪安廣告媒體有限公司 whose office is situated at 4/F, KOHO, 73-75 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

(Each a "Party, and collectively, the "Parties").

THE PARTIES AGREE as follows:

1. <u>**Definition**</u>

Unless otherwise specified, capitalized terms used in this Agreement shall have the following respective meanings:

1.1 "**Advertiser**" means a purchaser of any Service in Hong Kong who: (a) has been directly introduced to purchase any Service by Reseller; (b) is on Yahoo's then-current direct sales list (such list is subject to Yahoo's amendment from time to time); and (c) is approved by Yahoo.

1.2 "**Advertiser Content**" means the content of the Advertiser for publication in the Service, including, without limitation, all hyperlinks, materials, text, data, other similar information, graphics and/or photographs provided to Yahoo by Reseller, which is a collection of HTML files and certain related scripts or gif or jpeg files or other similar file format for graphic or image displaying.

1.3 "**Advertiser Contract**" has the meaning given to it in paragraph 2.2 of <u>Schedule 1</u>.

1.4 "**Advertising Guidelines and Terms**" or "**Master Terms and Conditions**" means the Advertising Policy Guidelines and the Standard Terms and Conditions applicable to the Service, for reference only, currently as set forth at https://legal.yahoo.com/hk/en/yahoo/terms/advertising-322/index.html;

1.5 "**Affiliates**" means with respect to Yahoo, Yahoo Netherlands B.V. and any entity controlled by, controlling or under common control with any of the foregoing, whether directly or indirectly; and with respect to a party other than Yahoo, "**Affiliate**" means any company or other business entity controlled by, controlling or under the common control of that party. For the purposes of the definition of "**Affiliate**", "control" will mean the direct or indirect power to direct, or cause the direction of, the management and policies of a company or other business entity, whether through ownership of 50% or more of the voting interest, by contract, or otherwise (and "controlling" and "controlled" will be construed accordingly).

1.6 "**Business Day**" means a day on which the retail banks are normally open for business in Hong Kong (excluding Saturdays).

1.7 "**Contract Period**" means the contract period of an Advertiser Contract in respect of Fixed Position Listing.

1.8 "**Deposit**" has the meaning given to it in Clause 2.4.

1.9 "**Fixed Fee**" means the net amount of fees paid to Yahoo by Reseller during the Term in respect of the purchase of the Fixed Position Listing.

1.10 "**Fixed Position Listing**" means the display in different position of the respective Advertiser Content of the Advertiser who has purchased the respective Sponsored Keyword on the right-hand side of the Search Result Page.

1.11 "**Hong Kong**" means The Hong Kong Special Administrative Region of the People's Republic of China.

1.12 "**Intellectual Property Rights**" means any and all rights, titles and interests, whether foreign or domestic, in and to any and all trade secrets, patents, copyrights, service marks, trademarks, know-how, or similar intellectual property rights, as well as any and all moral rights, rights of privacy, publicity and similar rights

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[***] Indicates confidential treatment requested pursuant to Rule 406 of the Securities Act and Rule 24b-2 of the Exchange Act.

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of any type under the laws or regulations of any governmental, regulatory, or judicial authority, foreign or domestic.

1.13 "**Internet**" means the worldwide collection of computers, networks, infrastructure, connections and devices, whether now known or later developed, that can access, connect to, communicate with, or transfer data to, from, through or by way of the worldwide collection of networks (including without limitation telephone, wireless and third party networks) that is commonly referred to as the "Internet".

1.14 "**Minimum Spend Shortfall**" has the meaning given to it in Clause 2.3.

1.15 "**Offer**" has the meaning given to it in paragraph 2.3 of Schedule 1.

1.16 "**Premium Ads**" means ads which are displayed on a guaranteed basis and are designated as such or as "Class 1 ads" by Yahoo.

1.17 "**Reseller Benefits**" means the benefits as set forth in Schedule 2.

1.18 "**Reseller Brand Features**" means all trademarks, service marks and logos of Reseller.

1.19 "**Reseller Entities**" means Madcradle Online Limited.

1.20 "**Reseller Spending**" means the aggregate of:

(a) the YSM Spending;

(b) the Fixed Fees;

(c) the net amount of fees paid to Yahoo during the Term in respect of the purchase of the Premium Ads ("**Premium Ad Spending**"); and

(d) the Minimum Spend Shortfall (if any).

1.21 "**Sale Contract**" has the meaning given to it in paragraph 2.4 of Schedule 1.

1.22 "**Schedule**" means a schedule attached to this Agreement and "**Schedules**" means any and/or all of them.

1.23 "**Search Result Pages**" means, in respect of the Fixed Position Listing, the pages showing the results of a search of the relevant Sponsored Keyword at Yahoo Website Search.

1.24 "**Search Spending**" means the aggregate of the YSM Spending and the Fixed Fees.

1.25 "**Service**" depending on the context, means the YSM Services and/or Fixed Position Listing and/or the Premium Ads or any combination of them or all of them, offered for sale by Yahoo to Reseller.

1.26 "**Sponsored Keyword**" means, for a Fixed Position Listing, a search keyword selected and classified by Yahoo, in respect of which Reseller may submit a proposal pursuant to paragraph 2.1 of Schedule 1, such selection and classification to be notified by Yahoo to Reseller from time to time.

1.27 "**Term**" has the meaning given to it in Clause 8.1.

1.28 "**Total Minimum Spend**" has the meaning given to it in Clause 2.3.

1.29 "**URL**" means uniform resource locator being a means to indicate a location on the Internet.

1.30 "**User**" means a user of the Internet through a computer, PDA, WAP telephone or other device capable of connecting to the Internet.

1.31 "**Yahoo Brand Features**" means the respective reseller logo of the Service as designated by Yahoo.

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1.32 "**Yahoo Website Search**" means the search functionality and service in respect of websites or similar functionality or service provided at the Yahoo Site.

1.33 "**Yahoo Site**" means the website www.yahoo.com.hk operated by Yahoo.

1.34 "**YSM Spending**" means the net amount of fees paid to Yahoo by Reseller during the Term in respect of the purchase of the YSM Services.

1.35 "**YSM Services**" means Content Match and Sponsored Search (as referred to in the Master Terms and Conditions), both are products of "Yahoo Search Marketing Hong Kong".

2. Obligations and Rights of Reseller

2.1 Yahoo hereby appoints Reseller, and Reseller hereby accepts such appointment, to act as Yahoo's Gold Authorized Reseller to re-sell the Service to the Advertisers in Hong Kong during the Term, in accordance with the terms and conditions of this Agreement and the Master Terms and Conditions.

2.2 Without Yahoo's prior written consent, Reseller may not appoint or engage agents or sub-contractors or independent contractors to undertake any duty or obligation as reseller of the Service.

2.3 Reseller shall provide all sales initiatives in the promotion and sale of the Service to the businesses in Hong Kong. In particular, Reseller shall ensure that during the calendar year of 2024 (1 January 2024 to 31 December 2024) and the calendar year of 2025 (1 January 2025 to 31 December 2025) respectively (each, an "**Annual Term**"), the aggregate of the YSM Spending, the Fixed Fees and the Premium Ad Spending shall be:

(a) a total of at least HK$10,000,000 (before any payment discount payable by Yahoo to Reseller, "**Total Minimum Spend**"); and

(b) until the Total Minimum Spend is achieved, at least HK$1,500,000 (before any payment discount payable by Yahoo to Reseller and to be pro-rated if the quarter is less than 3 months) per calendar quarter of each Annual Term (ending on 31 March, 30 June, 30 September and 31 December respectively).

For avoidance of doubts, Reseller must fulfill both (a) and (b) simultaneously. In case of a failure to fulfill (b), Reseller must immediately pay the amount of the shortfall to Yahoo and without prejudice to other rights of Yahoo and any obligation of Reseller hereunder, Yahoo has the right to suspend the Service and Reseller's status as a Gold Authorized Reseller until at least five (5) days after Reseller has done so.

If, (a) upon expiration of the Term or (b) early termination of this Agreement by Yahoo pursuant to Clause 8.2 or by Reseller pursuant to Clause 8.3, Reseller fails to achieve the Total Minimum Spend (in the case of (b), the amount of the Total Minimum Spend shall be pro-rated), then, Reseller agrees to pay the shortfall ("**Minimum Spend Shortfall**") to Yahoo without any obligation on Yahoo to deliver any Service or otherwise, immediately and in any event within five (5) Business Days and without prejudice to such obligation of Reseller, Reseller agrees that Yahoo can apply the Deposit to settle any such shortfall.

2.4 Reseller shall pay a deposit to Yahoo in the sum of no less than HK$100,000 on the Effective Date ("**Deposit**"). Reseller authorizes Yahoo to apply the Deposit to settle any Reseller's indebtedness which is overdue. Reseller shall ensure that the Deposit shall always be maintained at no less than HK$100,000, if not, Yahoo has the right to suspend the Service until at least five (5) days after Reseller has provided additional cash to replenish the shortfall. This Clause 2.4 shall be without prejudice to Clause 2.7 or paragraph 6 of Schedule 2.

2.5 Reseller agrees that it shall, at its own costs and expenses:

a. ensure that all Advertiser Content submitted to Yahoo comply with all law or regulation applicable to the Advertiser Content and Yahoo's editorial guidelines, standard advertising specifications and restrictions;

b. provide to Yahoo monthly sales report in relation to the Service covering the number of Advertisers and corresponding billable revenue;

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DocuSign Envelope ID: 50A62475-BC0E-43A7-8988-6DB5B570A08E

c. collect revenue, conduct selling, invoicing, and provide account management service and adequate Reseller service to the Advertisers;

d. keep proper and full records regarding or in relation to the Service (including, without limitation, all financial and sales transaction records) and Yahoo shall have the right, at its own expense, to inspect and audit such records;

e. adopt security measures, networking, software and computer security systems in accordance with Internet industry standards and maintain such measures and systems in good working order through the Term; and

f. provide to Yahoo the name of a dedicated contact who can be reached 24 hours a day and 7 days a week.

2.6 In consideration of Reseller's performance of its obligations pursuant to this Agreement, including, without limitation, those as set forth in this Clause 2 and Schedule 1, Yahoo may provide to Reseller the Reseller Benefits.

2.7 All payments to be made by Reseller to Yahoo under this Agreement shall be made free and clear of, and without reduction for, any withholding taxes. Without prejudice to Clause 2.4, amounts paid after due date shall bear interest at the rate of 1% per month (or the highest rate permitted by law, if less).

2.8 Reseller represents and warrants that the Reseller Entities are all Reseller's Affiliates.

3. Confidentiality

3.1 All information and documents disclosed or produced by the Parties in the course of this Agreement which are disclosed in written, printed, graphic, electronic or other form and identified by a marking thereon as confidential or which by its nature implicitly confidential, or oral information which is defined at the time of disclosure and confirmed in writing within ten (10) Business Days of its disclosure, shall be deemed "Confidential Information". For the purposes of this Agreement and subject to the exceptions set forth below, "Confidential Information" includes without limitation (a) this Agreement, (b) any nonpublic information concerning the Parties' business including, without limitation, all trade secrets, business, financial and pricing, accounting, marketing and technical information such as research, development, procedures, algorithms, data, designs and know-how, (c) information which belongs to the Parties, and (d) technology, operating procedures and other information, used by or relating to the Parties and their respective business, transaction and affairs.

3.2 Each Party agrees to protect Confidential Information disclosed by the other in connection with this Agreement in the same manner as each of them protects its own Confidential Information of substantially similar proprietary value, but in no case less than reasonable care. Each Party agrees that it will use Confidential Information of the other only for the purposes of this Agreement as allowed under this Agreement, and that it will not divulge, transfer, sell, license, lease, or otherwise disclose or release any such information or documents to third parties, with the exception of its employees or subcontractors who require access to such for purposes of carrying out Reseller's obligation hereunder. Each Party will use reasonable efforts to advise any person obtaining Confidential Information of the other that such information is proprietary and to obtain a written agreement obligating such person to maintain the confidentiality of any Confidential Information of the other.

3.3 The Parties will co-operate to create any and all appropriate public announcements relating to the relationship set forth in this Agreement. Reseller shall not make any public announcement regarding the existence or content of this Agreement without Yahoo's prior written approval and consent.

4. Grant and Retention of Rights and Licenses

4.1 Subject to the terms and conditions of this Agreement, Reseller hereby grants to Yahoo:

a. a non-exclusive and non-transferable right to use, modify, reproduce, distribute, display and transmit the Advertiser Content in electronic form via the Internet on the Yahoo Site (and to permit Users to download and print the Advertiser Content for personal use). Yahoo's license to modify the Advertiser

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[***] Indicates confidential treatment requested pursuant to Rule 406 of the Securities Act and Rule 24b-2 of the Exchange Act.

DocuSign Envelope ID: 50A62475-BC0E-43A7-8988-6DB5B570A08E

Content shall be limited to modifying the Advertiser Content for the purpose of fitting it with the format and look and feel of the Yahoo Site; and

b. a non-exclusive and non-transferable, limited right to use, reproduce and display the Reseller Brand Features: (i) in connection with the presentation of the Advertiser Content and (ii) in connection with the marketing and promotion of the Service.

4.2 Subject to the terms and conditions of this Agreement, Yahoo hereby grants to Reseller:

a. a non-exclusive, non-transferable and limited right to offer the Service for sale in Hong Kong as Yahoo's "Gold Reseller"; and

b. a non-exclusive, non-transferable and limited licence in Hong Kong to display the Yahoo Brand Features in connection with the marketing and promotion of the Service. In respect of each display of the Yahoo Brand Features, Reseller shall obtain Yahoo's prior written consent and comply with Yahoo's trademark usage guidelines from time to time.

4.3 Save for expressly provided in this Agreement, Yahoo has the sole right to sell or license any and all advertising and promotional rights with respect to the Yahoo Site. Yahoo will be entitled to retain any and all revenue generated from any sales or licenses of such advertising or promotional rights. Nothing in this Agreement obligates or may be deemed to obligate Yahoo to sell, license or offer to sell or license any advertising or promotional rights.

4.4 Reseller acknowledges and agrees that Yahoo is, and will at all times continue to be, the "executive producer" of the Yahoo Site, and Yahoo will be solely responsible for the design, layout, look-and-feel, posting and maintenance of any and all aspects of the Yahoo Site, including without limitation, save as expressly provided in this Agreement, the display and performance of Yahoo Website Search. Further, Yahoo reserves the right, at any time, to redesign or modify the organization, structure, specifications, "look and feel" navigation, guidelines and other elements of the Yahoo Site, including without limitation, to redesign or modify or withdraw any Service, provided that prior notice shall be given to Reseller in respect of such redesign or modification or withdrawal.

5. Representations and Warranties and Disclaimer

5.1 Reseller represents and warrants to Yahoo as follows:

a. It (i) is duly organized, validly existing and in good standing under the laws of Hong Kong, (ii) has the corporate power and authority to carry on its business as it is now being conducted, and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it makes such licensing or qualification necessary;

b. It has full power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement has been duly authorized and approved by all necessary corporate authorities and does not require any further authorization or consent;

c. This Agreement has been duly executed and delivered by Reseller and constitutes the valid and binding obligations of Reseller, enforceable against Reseller in accordance with its respective terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, and other laws relating to or affecting creditors' rights generally);

d. It has complied with all laws and regulations in Hong Kong to carry on its business and has obtained all necessary licenses and authorizations for the lawful operation of its business and will continue to do so throughout the Term; and

e. It has used and will continue to use all reasonable care and skill in the performance of its obligations.

5.2 Reseller further represents and warrants to Yahoo that:

a. As of the Effective Date and continuing throughout the Term, the Advertiser Content and Yahoo's or its Affiliates' exercise of any license granted to them in Clause 4.1, does not and will not, infringe the rights of any third party, including without limitation any Intellectual Property Rights, rights of publicity, rights of personality, rights of privacy, rights to payment of royalties or any other rights of third parties not specifically identified in this Clause 5.2(a); or result in any tort, injury, damage or harm to any third party;

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[***] Indicates confidential treatment requested pursuant to Rule 406 of the Securities Act and Rule 24b-2 of the Exchange Act.

DocuSign Envelope ID: 50A62475-BC0E-43A7-8988-6DB5B570A08E

b. As of the Effective Date, Reseller is not aware of any pending or threatened claims, suits, actions, or charges pertaining to the Advertiser Content, including without limitation any claims or allegations that any or all of the Advertiser Content infringes, violates or misappropriates the Intellectual Property Rights of any third party. Reseller agrees that it will notify Yahoo immediately if Reseller becomes aware of any actual or potential claims, suits, actions, allegations or charges that could affect either party's ability to fully perform its duties or to exercise its rights under this Agreement; and

c. Reseller will be solely responsible for the acquisition of any and all third party clearances, permissions and licenses which are necessary in connection with Yahoo's or its Affiliates' exercise of any license granted them in Clause 4.1, including, without limitation, with respect to the use of any copyrighted or trademarked materials and the use of any names, likenesses or biographical materials, and for the payment of any and all applicable guild fees and for any and all residuals, payments, fees or royalties, if any, payable under any collective bargaining agreement or otherwise.

5.3 In entering into this Agreement, Yahoo is relying on the representations and warranties given by Reseller in this Clause 5.

6. Indemnities

Reseller must, at its own expense, indemnify, defend and hold harmless Yahoo, its Affiliates and each of their respective officers, directors, employees, representatives, licensees and agents from and against and in respect of any and all pending, threatened or actual claims, liabilities, allegations, suits, actions, investigations, judgments, deficiencies, settlements, inquiries, demands or other proceedings of whatever nature or kind, whether formal or informal, brought against Yahoo, its Affiliates or any of their respective officers, directors, employees, representatives, licensees or agents, as well as from and against and in respect of any and all damages, liabilities, losses, costs, charges, fees and expenses, including without limitation reasonable legal fees and expenses, as and when incurred, relating to, based upon, incident to, arising from, or in connection with (a) the breach by Reseller of any of its representations or warranties in Clause 5; (b) any claim or allegation that the Advertiser Content infringes in any manner any Intellectual Property Right or any other right of any third party, is or contains any material or information that is obscene, defamatory, libelous, slanderous or that violates any law or regulation or any rights of any person or entity, including without limitation rights of publicity, privacy or personality or has otherwise resulted in any consumer fraud, product liability, tort, deceptive trade practice, breach of contract, injury, damage or harm of any kind to any third party. Reseller will pay any and all costs, damages and expenses, including, but not limited to, legal fees and costs awarded against or otherwise incurred by Yahoo or an Affiliate in connection with or arising from any such claim, suit, action or proceeding. Reseller's aggregate liability to Yahoo shall in no event be more than HK$17,000,000. It is understood and agreed that neither Yahoo nor any of its Affiliates intends, or will be required, to edit or review for accuracy or appropriateness of any Advertiser Content.

7. Entire understanding

This Agreement embodies the entire understanding between the Parties in relation to the subject matters of this Agreement, superseding and replacing any and all prior agreements, communications, and understandings, both written and oral, regarding such matters and there are no promises, terms, conditions or obligations, oral or written express or implied other than those contained in this Agreement.

8. Term and Termination

8.1 This Agreement will become effective as of 1 January 2024 and shall, unless earlier terminated as provided below or as otherwise agreed by both Parties, continue in force until 31 December 2025 ("**Term**").

8.2 This Agreement may be terminated at any time during the Term by either Reseller or Yahoo immediately upon written notice to the other if the other (i) becomes insolvent; (ii) files a petition in bankruptcy; or (iii) makes an assignment for the benefit of its creditors; or (iv) breaches any of its obligations herein any material respect, which breach is not remedied within twenty (20) Business Days following written notice to such party.

8.3 This Agreement may be terminated at any time during the Term by Reseller by giving to Yahoo one (1) month's advance notice in writing if the withdrawal of a Service referred to in Clause 4.4 leads to the

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reduction by more than 50% of Reseller's revenue from the sale of the Service, with reference to the respective 30-day revenue immediately before and after the Service withdrawal.

8.4 The expiration or termination of this Agreement for whatever cause shall be without prejudice to any preexisting rights and obligations of the Parties under this Agreement.

8.5 The provisions of Clauses 1, 3, 5-7, 10-14 and this Clause 8.5 shall survive any termination or expiration of this Agreement.

9. Force Majeure

Neither Party shall be liable to the other for loss or damage resulting from delay or failure to perform this Agreement, either in whole or in part, where any such delay or failure shall be due to causes beyond its reasonable control, or which is not occasioned by its failure or negligence, including but not limited to war, the threat of imminent war, riots, act of terrorism or of the public enemy or other acts of civil disobedience, embargoes, blockades, strikes, insurrection, acts of God, power outages, labour disputes or shortages, restraints imposed by governments or any other supranational legal authority or any other industrial or trade disputes, major power outages, fires, explosions, meteors, storms, floods, lightning, earthquakes and other natural calamities. If any event described above lasts for more than three (3) months from the date of its commencement, and that event prevents either Reseller or Yahoo from performing all or a material part of its obligations during that period, either Reseller or Yahoo may by giving fourteen (14) days' prior written notice to the other terminate this Agreement. Upon termination of this Agreement, neither Party shall be liable to the other Party save and except those obligations and liabilities which might have incurred prior to such termination.

10. Exclusion and Limitation of Liability

10.1 Under no circumstances shall Reseller, Yahoo, or any of its respective Affiliate be liable to another Party for indirect, incidental, punitive, consequential, special or exemplary loss or damages arising from this Agreement, even if that Party has been advised of the possibility of such damages. For the purposes of this Agreement, indirect or consequential loss or damage includes without limitation, loss of revenue or anticipated profits or lost business, loss of data or goodwill, loss of use or value of any equipment or software, costs of procuring substitute goods or service, claims of third parties and all associated and incidental costs and expenses, in each case to the extent that such losses are indirect and not direct.

10.2 Save as explicitly provided herein, all products and services supplied by Yahoo under this Agreement are provided on an "as is" and "as available" basis without warranties of any kind, either express or implied. Yahoo and its Affiliates expressly disclaim any and all other representations and warranties, express or implied, regarding the products and the Service contemplated by this Agreement, including without limitation any implied warranty of merchantability, implied warranty of fitness for a particular purpose or implied warranties arising from course of dealing or course of performance. Neither this Agreement nor any documentation furnished under it is intended to express or imply any warranty that the Service and the products will be uninterrupted, timely or error-free. None of Yahoo or any Affiliates or their respective officers, directors, employees and agents, shall be liable, under any circumstances, for any loss of business, profits, or goodwill, loss of use or data, interruption of business, or for any indirect, special, incidental, or consequential damages of any character, even if Yahoo is aware of the risk of such damages, that result in any way from Advertiser's use of or inability to use any service to be provided by Yahoo under this Agreement.

11. Notice

Any notice or consent required or permitted shall be in writing and any such notice, consent or other document shall be deemed to have been validly and duly given or served:

(i) if delivered by hand - at the time of delivery; or

(ii) if dispatched by facsimile - at the time of dispatch (as evidenced by a fax machine-generated journal showing due transmission (Yahoo's fax number is 2915 2120 and Reseller's fax number is 2827 2326); or

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(iii) if dispatched by pre-paid post - 48 hours from the time of posting, to the relevant Party at the address of the registered office set out above or such other address as the said Party may have subsequently specified by notice given in writing to the other Party.

12. Privacy Policy and Information

12.1 Both Parties shall comply with all applicable privacy, regulatory and data protection rules, laws and requirements.

12.2 All information and data provided to Yahoo or otherwise collected by Yahoo relating to Advertiser shall be owned and maintained solely by Yahoo.

13. Ownership

13.1 Each of the Parties acknowledges and agrees that: (i) as between Reseller on the one hand, and Yahoo and its Affiliates on the other, Yahoo or its Affiliates own all right, title and interest in any property in the Yahoo Site and the Yahoo Brand Features; and Reseller owns all right, title and interest in any property in the Reseller Brand Features; (ii) nothing in this Agreement shall confer in Reseller any license or right of ownership in the Yahoo Brand Features; and (iii) nothing in this Agreement shall confer in Yahoo and/or its Affiliates any license or right of ownership in the Reseller Brand Features; (iv) Reseller shall not contest the validity of the Yahoo Brand Features. Yahoo and its Affiliates will own any derivative works or improvements created under this Agreement that are based upon or that incorporate the Advertiser Content, excluding the Advertiser Content itself.

13.2 If there are any new Intellectual Property Rights created jointly by the Parties as a result of the execution or performance of this Agreement, each Party is entitled to use and exploit such Intellectual Property Rights without any restriction whatsoever provided that prior written consent is first obtained from the other Party. To the extent that the consent of the other Party is required for such usage and exploitation, each Party hereby grants to the other Party a worldwide, royalty-free, irrevocable, transferable, sublicensable, non-exclusive, and perpetual license to do so.

14. Other Terms

14.1 No failure or delay on the part of either of the Parties to exercise any right, power or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise by either of the Parties of any right, power or remedy. The rights, powers and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers or remedies by law.

14.2 If any provisions of this Agreement shall be construed to be illegal, invalid or unenforceable, they shall not affect the legality, validity and enforceability of the other provisions of this Agreement. The illegal, invalid or unenforceable provision shall be deleted from this Agreement but all other provisions of this Agreement shall continue.

14.3 This Agreement will bind and inure to the benefit of each Party's permitted successors and assigns. Neither Party shall assign, transfer, or otherwise part with any of the rights or obligations under this Agreement without having first obtained the prior written consent of the other provided (such consent shall not be unreasonably withheld or delayed). Any attempt to assign this Agreement other than in accordance with this provision shall be null and void. Notwithstanding the foregoing, Yahoo and its Affiliates or their successors in interest may Internally Assign this Agreement. "Internally Assign" or "Internal Assignment" means to assign, delegate, sublicense, or otherwise transfer from time to time this Agreement, or the rights or obligations hereunder, in whole or in part, to any of Yahoo's Affiliate, or to multiple Affiliates. This includes, without limitation, the obligation to make and the right to receive any payments under this Agreement and to display content, all in accordance with this Agreement and with any geographic restrictions set forth in this Agreement. In the event of an Internal Assignment, the assignor's name used in this Agreement shall be deemed to refer exclusively to the assignee as a party to this Agreement, to the extent of the Internal Assignment (as to both the assignor's rights and obligations, as applicable).

14.4 The relationship between the Parties shall be that of independent parties. Nothing in this Agreement shall be deemed to create any association, partnership, joint venture or agency.

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DocuSign Envelope ID: 50A62475-BC0E-43A7-8988-6DB5B570A08E

14.5 With respect to Reseller's performance of Reseller's obligations under this Agreement, Reseller agrees to comply with applicable export and import laws and regulations of Hong Kong, the United States and any other applicable countries, such as governmental review requirements, license approvals and controls prohibiting export to embargoed or trade-restricted countries which include without limitation: 1) U.S. anti-boycott controls and 2) trade restrictions that prohibit direct and indirect export, import, sale, diversion, and transfer of all equipment, software, technology, data, or funding received from us to: a) any country (or its nationals) that is subject to embargo and/or trade sanctions, as specified in the U.S. export regulations and b) end users (or for end users) Reseller knows or has reason to know are involved in the proliferation of nuclear, missile, or chemical biological weaponry. Reseller represents and warrants that neither Reseller nor any Advertisers are identified on any governmental export exclusion lists, including but not limited to the U.S. Denied Persons, Entity, and Specially Designated Nationals Lists. In cases of conflict or inconsistency among applicable export and import laws and regulations, U.S. law shall govern. Reseller represents and warrants that Reseller is not a party identified on any government export exclusion lists. Reseller will supply Yahoo with information needed for export and/or import compliance purposes. Reseller will obligate, by contract or other similar legally-binding assurances, Advertisers to comply with the export and import laws and restrictions set forth in this clause.

14.6 Reseller agrees to comply with all applicable anticorruption laws, including that Reseller agrees that it will not pay or give, offer or promise to pay or give, or authorize the promise, payment or giving directly or indirectly of any monies or anything of value to anyone, including but not limited to, any person or firm employed by or acting for or on behalf of any governmental customer, any government official or employee, any employee of state-owned or state-sponsored entities, any political party, any employee of any political party, any members or royal or ruling families, or any candidate for political office to corruptly (i) influence any official act or decision; (ii) secure any improper advantage; (iii) obtain or retain business, or to direct business to any person or entity, or (iv) for the purpose of inducing or rewarding any favourable action in any matter related to the subject of this Agreement or the business of Yahoo.

Reseller further agrees that any payments that Reseller makes to third parties in the conduct of Yahoo's business shall be supported by written, complete and accurate invoices that shall be maintained by Reseller for the duration of this Agreement and made available to Yahoo for inspection upon Yahoo's request, and Reseller agrees it will promptly report to Yahoo any potential or actual violations of any anticorruption laws relating to this Agreement or the business of Yahoo of which it obtains knowledge and cooperate in good faith with Yahoo in investigating any such violation.

14.7 In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa, words denoting persons shall include bodies corporate and unincorporated associations of persons and vice versa, and words importing a gender shall include all genders. Headings are for convenience only and do not affect the interpretation of this Agreement. Any schedules to this Agreement shall form part of this Agreement, and any reference to a schedule shall, unless the context otherwise requires, be a reference to a schedule to this Agreement.

14.8 This Agreement shall not be amended, supplemented or modified except by written instrument signed by each of the Parties.

14.9 The Schedules form part of this Agreement and if there is any inconsistency between the Schedules and the rest of this Agreement, the latter shall prevail.

14.10 This Agreement shall be governed by and construed in accordance with the laws of Hong Kong. The Parties submit themselves to the non-exclusive jurisdiction of the courts of Hong Kong.

EXECUTED as an **Agreement**.

SIGNED by
duly authorized for and on behalf of
Yahoo! Hong Kong Limited

DocuSigned by:
Matthew Chan
54FE409732154D8...
Matthew Chan
Head of Sales, Taiwan & Hong Kong

SIGNED by
duly authorized for and on behalf of
Mediaon Limited

DocuSigned by:
Jerry
E680063F59AD437...
Jerry Chi Wai Chan
CEO

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[***] Indicates confidential treatment requested pursuant to Rule 406 of the Securities Act and Rule 24b-2 of the Exchange Act.

DocuSign Envelope ID: 50A62475-BC0E-43A7-8988-6DB5B570A08E

Schedule 1

Service

1. Sale Terms of Fixed Position Listing

Yahoo shall determine and notify to Reseller from time to time the terms and conditions on which Reseller shall sell the Fixed Position Listing to Advertisers Provided That such terms shall not be less favorable than that being offered or are to be offered by Yahoo to any other authorized reseller of the Fixed Position Listing during the Term.

Mock-up (shown for reference only and may not be an exact representation):

yahoo!
冷氣清洗
網頁
圖片
影片
新聞
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更多
香港網頁優先
不限時間
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冷氣清洗 相關廣告
同發冷氣工程有限公司 - 洗冷氣$450起
www.aircon88.com/Whatsapp/62156152
洗冷氣$450起
冷氣維修/專業快速
定期保養
名廠冷氣銷售
力豐冷氣香港有限公司 - 成立於1988年，二十多年經驗
www.lfac1.com/服務熱線/35923220
我們的客戶
專業資格
價目收費
聯絡我們
明新冷氣工程有限公司- 洗冷氣 - 明碼實價,絕無其他額外費用
www.acmingsun.com/15年經驗/工作效率快速

[****]

2. Conclusion of Sale of Fixed Position Listing

In respect of each sale of the Fixed Position Listing:

2.1 Reseller shall, prior to any relevant sales activities, submit to Yahoo for approval a proposal to sell a particular Sponsored Keyword.

2.2 Once the proposal is approved by Yahoo in writing, Reseller may conduct the sale in respect of the approved Sponsored Keyword, and Reseller shall ensure that the contract or agreement to be entered into with the Advertiser ("**Advertiser Contract**") shall:

a. be for the purchase of the Fixed Position Listing;

b. be for a fixed term of such length as specified by Yahoo pursuant to paragraph 1 of this Schedule 1, with a unilateral right on Reseller to terminate at any time by giving Advertiser 3 days' notice in advance;

c. include provisions requiring that any hyperlink to an Advertiser's website must link directly to the home page or web pages of the Advertiser's website, without linking directly to pop up windows;

d. include provisions requiring that the Advertiser shall not state or imply that Yahoo endorses or is the source of the Advertiser's products or service;

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DocuSign Envelope ID: 50A62475-BC0E-43A7-8988-6DB5B570A08E

e. the Service is provided upon the warranties and representations from Advertiser that it (i) has all necessary licenses, consents and regulatory approvals to carry on its business and operations; and (ii) is carrying on its business and operations in such a manner that there have been and are no breaches of applicable laws, regulations or bye-laws; (iii) has complied with the relevant laws and regulations on advertising; (iv) has obtained all necessary consents and licenses required for the use of the Advertiser Content as contemplated in the Advertiser Contract; and (v) has the right to publish and license Advertiser Content, without infringement of any rights of any third party. Advertiser agrees to indemnify and hold Yahoo harmless against any and all expenses and losses of any kind (including legal fees and costs) incurred by Yahoo in connection with any claims of any kind relating to the Service(including, without limitation, any claim of trademark or copyright infringement, libel, defamation, breach of confidentiality, false or deceptive advertising or sales practices, any claim that the Advertiser Content infringes in any manner any patent, copyright, trademark, trade secret or any other intellectual property right of any third party or violates any other rights of a third party) and/or any material of Advertiser to which users can link through the Advertiser Content;

f. the Service is provided by Yahoo on an "as is" and "as available" basis without warranties of any kind, either express or implied, including, without limitation, warranties of merchantability, fitness for a particular purpose or non-infringement. Yahoo has not expressed or implied any warranty that the services and the products will be uninterrupted, timely or error-free. Yahoo shall have no liability whatever to the Advertiser in respect of the Service. In the event that Yahoo fails to deliver the Service in accordance with the Advertiser Contract, Advertiser's sole remedy shall be limited to the extension of the duration of the Advertiser Contract or, at the selection of Reseller, refund to Advertiser the fee pre-paid by Advertiser. Neither Reseller nor Yahoo has made any guarantees with respect to usage statistics for the Service. In no event shall Yahoo nor Reseller be responsible for any consequential, special, lost profits or other damages arising from any failure to timely publish any Advertiser Content in accordance with the Advertiser Contract. Without limiting the foregoing, neither will Yahoo nor Reseller have liability for any failure or delay resulting from any governmental action, fire, flood, insurrection, earthquake, power failure, riot, explosion, embargo, strikes whether legal or illegal, labor or material shortage, transportation interruption of any kind, work slowdown or any other condition beyond the control of Yahoo affecting production or delivery in any manner. Yahoo and Reseller's maximum aggregate liability to Advertiser shall not, for any reason, exceed the aggregate payments actually made by Advertiser to Reseller under the Advertiser Contract. No any performance information or reports on the Service will be provided; and

g. include provisions requiring that the Advertisers give Yahoo a non-exclusive, worldwide and nontransferable right to use, rearrange (for the purpose of its Advertiser Content with the format and look and feel of the Yahoo Site), reproduce, distribute, display and transmit the relevant Advertiser Content to which the Advertisers relate in electronic form via the Internet on the Yahoo Site (and to permit Users to download and print such content for personal use) and an express warranty from the Advertisers that Yahoo's exercise of such right does not and will not, infringe the rights of any third party, including without limitation any intellectual property rights, rights of publicity, rights of personality, rights of privacy, rights to payment of royalties, or any other rights of third parties; or result in any tort, injury, damage or harm to any third party.

2.3 Once Reseller's sale to Advertiser is concluded, Reseller shall submit to Yahoo an offer to buy from Yahoo the approved Sponsored Keyword (containing information as prescribed by Yahoo) ("Offer"). 2.4 Reseller agrees that availability of any Sponsored Keyword is not guaranteed and cannot be reserved. Yahoo will endeavour to review each Offer within three (3) Business Days, Yahoo may decide to either (i) approve; (ii) reject or (iii) propose changes to the Offer. No sale of any Service to Reseller by Yahoo is concluded until the Offer is approved by Yahoo whereupon a sale contract shall be deemed to have been entered into between Yahoo and Reseller on such date (on which the Contract Period shall commence) and on the conditions as set forth in paragraph 3 below ("**Sale Contract**"). If Yahoo shall propose changes to the Offer, Reseller shall revert to Yahoo within one (1) Business Day (by either resubmitting a revised Offer or rescinding the original Offer).

3. Sale Conditions of the Fixed Position Listing

3.1 All websites appearing in the Fixed Position Listing must comply with the restrictions set out in the Yahoo's standard Sponsored Match specifications and restrictions set forth in URL http://help.yahoo.com/help/hkc/sponsored/match/. There shall be no contest, sweepstakes or other promotional offer in any Advertiser Content. Reseller shall ensure that it will exercise reasonable

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DocuSign Envelope ID: 50A62475-BC0E-43A7-8988-6DB5B570A08E

commercial effort to ensure that the Advertiser Content is accurate and up-to-date and if Reseller becomes aware of a part of the Advertiser Content not being accurate and up-to-date, Reseller shall immediately notify Yahoo.

3.2 Notwithstanding prior approval of the relevant Offer, Yahoo reserves the right to take down or not publish any Advertiser Content (including the name and other information of any Advertiser and any URL link) at any time at its sole discretion provided that it notifies Reseller of such decision within a reasonable timeframe.

3.3 The inclusion of an Advertiser's site in the Fixed Position Listing does not imply that the site is included automatically into Yahoo's website directory and its search results database.

3.4 Yahoo reserves the right to, without additional fee to Reseller, provide to the Advertiser such YSM Services as Yahoo sees fit, whereupon Reseller shall fully comply with and be bound by and procure that Advertiser shall fully comply with and be bound by the Master Services Terms and Conditions and any applicable insertion order terms and conditions and then-current policies and guidelines, in respect of such provision.

3.5 Reseller shall pay the Fixed Fee monthly by equal installments. Yahoo may issue the first invoice for the first monthly payment on the last day of the calendar month in respect of a Sale Contract the Advertiser Content of which is first published on or before the twenty-fifth day of that month and issue the subsequent invoices on the last day of each month thereafter. Reseller shall settle each respective invoice within 30 days. Amounts paid after such due date shall bear interest at the rate of 1% per month. All amounts exclude any sales, use, value-added and other taxes and all export and import fees, customs duties and similar charges (other than taxes based on Yahoo's income) and any related penalties and interest, arising from the payment of any fees by Reseller to Yahoo or the provision of the Service to Reseller or Advertiser, all of which Reseller is responsible for paying and upon Yahoo's request, Reseller will provide Yahoo with official receipts and other proof of such payment. Reseller will make all payments to Yahoo free and clear of, and without reduction for, any withholding taxes.

3.6 If Reseller breaches the Sale Contract, Yahoo may suspend performance of all or any of its obligations under the Sale Contract until such breach is fully remedied. The right to suspend performance is without prejudice to such other equitable and legal rights as Yahoo may have for such breach and Reseller will be responsible for all expenses (including legal fees) incurred by Yahoo in relation to such breach.

3.7 Reseller may not resell, assign or transfer any of its rights under the Sale Contract, and any attempt to resell, assign or transfer such rights may, at Yahoo's selection, result in the immediate termination of the Sale Contract, without liability to Yahoo.

3.8 The Service is provided upon the warranties and representations from Reseller that it (i) has all necessary licenses, consents and regulatory approvals to carry on its business and operations; and (ii) is carrying on its business and operations in such a manner that there have been and are no breaches of applicable laws, regulations or bye-laws; (iii) has complied with the relevant laws and regulations on advertising; (iv) has obtained all necessary consents and licenses required for the use of the Advertiser Content as contemplated in the Sale Contract; and (v) has the right to publish and license Advertiser Content, without infringement of any rights of any third party. Reseller agrees to indemnify and hold Yahoo harmless against any and all expenses and losses of any kind (including legal fees and costs) incurred by Yahoo in connection with any claims of any kind relating to the Service (including, without limitation, any claim of trademark or copyright infringement, libel, defamation, breach of confidentiality, false or deceptive advertising or sales practices, any claim that the Advertiser Content infringes in any manner any patent, copyright, trademark, trade secret or any other intellectual property right of any third party or violates any other rights of a third party) and/or any material of Reseller to which users can link through the Advertiser Content.

3.9 The Service is provided by Yahoo on an "as is" and "as available" basis without warranties of any kind, either express or implied, including, without limitation, warranties of merchantability, fitness for a particular purpose or non-infringement. Neither the Sale Contract nor any documentation furnished under it is intended to express or imply any warranty that the services and the products will be uninterrupted, timely or error-free. In the event that Yahoo fails to deliver the Service in accordance with the Sale Contract to a fault or delay caused by the Reseller, Yahoo shall not be responsible or liable for such delay and any damages caused as a result. The sole liability of Yahoo to Reseller shall be limited to the extension of

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[***] Indicates confidential treatment requested pursuant to Rule 406 of the Securities Act and Rule 24b-2 of the Exchange Act.

DocuSign Envelope ID: 50A62475-BC0E-43A7-8988-6DB5B570A08E

the Contract Period or, at the selection of Yahoo, refund to Reseller the Fixed Fee (pro-rated as the case maybe). Yahoo has not made any guarantees with respect to usage statistics for the Service. In no event shall Yahoo be responsible for any consequential, special, lost profits or other damages arising from any failure to timely publish any Advertiser Content in accordance with the Sale Contract. Without limiting the foregoing, Yahoo shall have no liability for any failure or delay resulting from any governmental action, fire, flood, insurrection, earthquake, power failure, riot, explosion, embargo, strikes whether legal or illegal, labor or material shortage, transportation interruption of any kind, work slowdown or any other condition beyond the control of Yahoo affecting production or delivery in any manner. Yahoo's maximum liability to Reseller shall not, for any reason, exceed the aggregate payments actually made by Reseller to Yahoo under the Sale Contract. Yahoo will not provide any performance information or reports on the Service.

3.10 The terms and conditions of the Sale Contract shall not be disclosed to any third parties by Reseller (including its subsidiaries or affiliated companies) except to its accountants, attorneys or except as otherwise compelled by law. Reseller will make no public announcement (including without limitation, through any press release) regarding the existence or content of the Sale Contract without Yahoo's prior written approval. If the Sale Contract or any of its terms or conditions must be disclosed by Reseller under any law, rule or regulation, Reseller will (i) give written notice of the intended disclosure to Yahoo at least five (5) Business Days in advance of the date of disclosure, (ii) redact portions of the Sale Contract to the fullest extent permitted under any applicable laws, rules and regulations, and (iii) submit a request, to be agreed upon by Yahoo, that such portions and other provisions of the Sale Contract requested by Yahoo receive confidential treatment under the laws, rules and regulations of the body or tribunal to which disclosure is being made or otherwise be held in the strictest confidence to the fullest extent permitted under applicable laws, rules or regulations.

3.11 The Sale Contract may be terminated at any time during the Contract Period by either party immediately upon written notice to the other party if the other party (i) becomes insolvent, (ii) files a petition in bankruptcy, or (iii) makes an assignment for the benefit of its creditors; or (iv) breaches any of its obligations herein any material respect, which breach is not remedied within twenty (20) Business Days following written notice to such party. In addition, the Sale Contract may be terminated by Yahoo at any time during the Contract Period by giving Reseller a written notice of 7 days in advance whereupon Reseller shall exercise the break clause to terminate the Advertiser Contract. Reseller agrees that it will not otherwise exercise the break clause except as instructed by Yahoo. The Sale Contract is noncancelable or terminable by Reseller except as aforesaid. In the event that the Advertiser Contract is terminated by Reseller acting on the instruction of Yahoo, Yahoo shall release Reseller from any liabilities under the Sale Contract as from such date of termination of the Advertiser Contract, except for any antecedent liability or breach. Any termination shall be without liability or obligation of the terminating party, other than with respect to any breach of the Sale Contract prior to the termination and payment of any fees due hereunder. The provisions of paragraphs 3.8-3.12 shall survive any termination or expiration of the Sale Contract. Neither party will be under any obligation to renew the Sale Contract upon expiration of the Contract Period. Any renewal of the Sale Contract and acceptance and pricing of any additional advertising order shall be at Yahoo's sole discretion.

3.12 Miscellaneous.

a. The Sale Contract (i) shall be governed by and construed in accordance with, the laws of the Hong Kong Special Administrative Region and each party irrevocably agrees that the courts of the Hong Kong Special Administrative Region are to have non-exclusive jurisdiction to settle any dispute which may arise out of or in connection with the Sale Contract and that, accordingly, any legal action or proceedings arising out of or in connection with the Sale Contract may be brought in those courts; (ii) may be amended only by a written agreement executed by an authorized representative of each party; and (iii) constitute the complete and exclusive agreement between the parties with respect to the subject matter hereof, and shall supersede and replace any and all other agreements, communications and undertakings, whether written or oral, between the parties regarding such subject matter. No conditions other than those as set forth in the Sale Contract shall be binding on Yahoo unless expressly agreed to in writing by Yahoo.

b. If any provision of the Sale Contract is found invalid or unenforceable, that provision will be enforced to the maximum extent permissible, and the other provisions of the Sale Contract will remain in force.

c. Neither the Sale Contract, nor any of its terms and conditions may be construed as creating or constituting a partnership, joint venture or agency relationship between the parties.

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[***] Indicates confidential treatment requested pursuant to Rule 406 of the Securities Act and Rule 24b-2 of the Exchange Act.

DocuSign Envelope ID: 50A62475-BC0E-43A7-8988-6DB5B570A08E

d. No failure of either party to exercise or enforce any of its rights under the Sale Contract will act as a waiver of such rights.

e. The Sale Contract will bind and inure to the benefit of each party's permitted successors and assigns. Neither party may assign the Sale Contract, in whole or in part, without the other party's written consent; except that Yahoo may assign the Sale Contract without such consent to an affiliate. Any attempt to assign the Sale Contract other than in accordance with this provision shall be null and void.

4. Sale of the YSM Services

4.1 In relation the YSM Services, Reseller must comply with the Master Terms and Conditions and any applicable insertion orders. In case of any inconsistency between (1) the provisions of the Master Terms and Conditions; (2) the insertion orders; and (3) this Agreement, the provisions of the Master Terms and Conditions shall prevail to such extent of inconsistency. Reseller must also comply with Yahoo's thencurrent policies and guidelines. In addition to any other requirements set forth in this Agreement, all Advertisers must have been directly introduced to the YSM Services in which the Advertiser enrolls by Reseller and must be pre-approved by Yahoo.

4.2 In relation to the YSM Services, Yahoo will make reasonably available to Reseller a Yahoo representative who will assist Reseller in reviewing prospective Advertisers and creating advertiser accounts for the relevant YSM Services ("**Advertiser Accounts**"). Yahoo will create a separate Advertiser Account for each Advertiser that has been approved by Yahoo, which approval shall be in Yahoo's sole and absolute discretion. When Reseller desires to propose a potential Advertiser to Yahoo, Reseller shall deliver to Yahoo the following information: Advertiser's name, contact information (including address, phone number, fax number, and email address, and the Advertiser's url/web address). All new Advertiser Accounts shall be set up by Yahoo or by Reseller through YSM's online account management system ("**Account Management System**"), provided that if an Advertiser Account is set up through the Account Management System, Reseller shall notify the Yahoo's account manager for Advertiser thereof in writing within two (2) Business Days. The YSM Services shall direct users to the Advertiser's url/web addresses, not to Reseller's url/web addresses. Yahoo shall have the right to establish additional fees charged to Advertisers, in which case Reseller shall have the right to terminate the respective insertion order(s) upon five (5) Business Days prior written notice.

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[***] Indicates confidential treatment requested pursuant to Rule 406 of the Securities Act and Rule 24b-2 of the Exchange Act.

DocuSign Envelope ID: 50A62475-BC0E-43A7-8988-6DB5B570A08E

Schedule 2

Reseller Benefits

1. **Primary Account Manager**. Yahoo will provide a primary account manager as a single point of contact for Reseller.

2. **Agency Resources**. Yahoo will provide sales collateral material, editorial guidelines, sales presentations and other sale-related support or value-added support service to assist Reseller in marketing the Service to its current and prospective advertisers.

3. **Custom Sales Proposals**. For Advertisers of the YSM Services with a budget spending of at least [****] a month and the term of the insertion order is at least [****] months, Yahoo will provide custom sales proposals to Reseller for such Advertisers.

4. **One Login**. Yahoo will provide one login to the Account Management System that permits Reseller to manage all of Reseller's accounts of the YSM Services.

5. **Sale support**. At the sole discretion of Yahoo, such sale-related support service as shall be determined by Yahoo.

6. **Discount**

6.1 Yahoo will provide the following discounts to Reseller (together, "**Discount**"):

(1) [****] of the Premium Ad Spending; and

(2) Depending on the amount of the Search Spending, the following respective percentage of the Search Spending:

Search Spending (HK$)	**Discount (Percentage of Search Spending)**
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]

6.2 Yahoo shall make payment of the Discount to Reseller quarterly in arrears pursuant to paragraphs 6.3 and 6.4 at the presumptive rate of [****] of the Search Spending of that quarter. At the end of each Annual Term, Yahoo will notify Reseller of the Search Spending of that Annual Term and determine if additional Discount is payable to Reseller.

6.3 Payment of the Discount is subject to the following conditions at the time when the payment is payable:

(1) Reseller's full compliance with this Agreement;

(2) no monies are outstanding or payable by Reseller to Yahoo (including, without limitation, the Minimum Spend Shortfall, if payable) and Yahoo may set-off, off-set, and/or net from the Discount any amount(s) which is past due from Reseller;

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[***] Indicates confidential treatment requested pursuant to Rule 406 of the Securities Act and Rule 24b-2 of the Exchange Act.

DocuSign Envelope ID: 50A62475-BC0E-43A7-8988-6DB5B570A08E

(3) deduction will be made for the amount of Discount already provided to Reseller under any previous agreement in respect of the same Sale Contracts for Fixed Position Listing; and

(4) Yahoo has approved all the receipts of reward, incentive or benefit provided by Yahoo to Reseller or Advertisers in respect of the Reseller Spending.

6.4 Reseller agrees to submit in writing either to the account manager assigned by Yahoo to Reseller, or Yahoo's finance department, any disputes regarding the Discount within sixty (60) days of calculation of the Discount being notified to Reseller, otherwise Reseller waives such dispute and Reseller shall issue an invoice to Yahoo for the Discount. Subject to Yahoo's receipt of an original invoice from Reseller, Yahoo shall make payment of the Discount to Reseller within sixty (60) days of receipt of an original invoice. Refund of Discount by Reseller to Yahoo shall be made in cash within 10 days from the date of Yahoo's refund notification to Reseller.

6.5 For the avoidance of doubts, nothing herein diminishes, waives or otherwise affects any obligation or liability of Reseller under this Agreement (including, without limitation, the obligation to settle payment within prescribed time).

6.6 Reseller is not eligible to earn or receive the Discount: (i) for any period Reseller is deemed to be in breach of Yahoo's standard advertising terms and conditions and/or this Agreement; (ii) on an advertiser's purchase of any advertising or other services provided by Yahoo not through Reseller; and/or (iii) relating to or arising out of: (a) revenues generated by accounts of other customers or representatives, (b) duplicate customer requisitions, and/or (c) any advertiser activity which is determined by Yahoo to be unreasonable.

7. Marketing Support

Upon the end of the Term, Yahoo shall reimburse the expenses incurred by Reseller during the Term for procuring third party's marketing services or products to promote the Service in Hong Kong during the Term, in the maximum amount of [****] for each Annual Term, Provided that the expenses are pre-approved by Yahoo and Yahoo will pay directly to the providers of such marketing services or products.

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[***] Indicates confidential treatment requested pursuant to Rule 406 of the Securities Act and Rule 24b-2 of the Exchange Act.